Exhibit 10.20

JONES LANG LASALLE INCORPORATED

DEFERRED COMPENSATION PLAN

Effective January 1, 2004

(Amended and Restated as of January 1, 2007)

2

1.42	“Unforeseeable Emergency”	9
1.43	“Years of Service”	9

ARTICLE 2	Selection, Enrollment, Eligibility	9

2.1	Selection by Committee	9
2.2	Enrollment and Eligibility Requirements; Commencement of Participation.	9

ARTICLE 3	Deferral Commitments/Company Contribution Amounts/	10

3.1	Minimum and Maximum Deferrals.	10
3.2	Timing of Deferral Elections; Effect of Election Form.	11
3.3	Withholding and Crediting of Annual Deferral Amounts	12
3.4	Company Contribution Amount.	12
3.5	Company Restoration Matching Amount	13
3.6	SOP Amount	13
3.7	Restricted Stock Amount	14
3.8	Vesting.	14
3.9	Crediting/Debiting of Account Balances	15
3.10	FICA and Other Taxes.	17

ARTICLE 4	Scheduled Distribution; Unforeseeable Emergencies	18

4.1	Scheduled Distributions	18
4.2	Postponing Scheduled Distributions	19
4.3	Other Benefits Take Precedence Over Scheduled Distributions	19
4.4	Unforeseeable Emergencies.	19

ARTICLE 5	Change in Control Benefit	20

5.1	Change in Control Benefit	20
5.2	Payment of Change in Control Benefit	20

ARTICLE 6	Retirement Benefit	21

6.1	Retirement Benefit	21

ARTICLE 7	Termination Benefit	22

7.1	Termination Benefit	22
7.2	Payment of Termination Benefit	22

ARTICLE 8	Disability Benefit	22

8.1	Disability Benefit	22
8.2	Payment of Disability Benefit	22

ARTICLE 9	Death Benefit	22

3

9.1	Death Benefit	22
9.2	Payment of Death Benefit	23

ARTICLE 10	Beneficiary Designation	23

10.1	Beneficiary	23
10.2	Beneficiary Designation; Change; Spousal Consent	23
10.3	Acknowledgment	23
10.4	No Beneficiary Designation	23
10.5	Doubt as to Beneficiary	23
10.6	Discharge of Obligations	23

ARTICLE 11	Leave of Absence	24

11.1	Paid Leave of Absence	24
11.2	Unpaid Leave of Absence	24

ARTICLE 12	Termination of Plan, Amendment or Modification	24

12.1	Termination of Plan	24
12.2	Amendment	25
12.3	Plan Agreement	25
12.4	Effect of Payment	25

ARTICLE 13	Administration	25

13.1	Committee Duties	25
13.2	Administration Upon Change In Control	25
13.3	Agents	26
13.4	Binding Effect of Decisions	26
13.5	Indemnity of Committee	26
13.6	Employer Information	26

ARTICLE 14	Other Benefits and Agreements	27

14.1	Coordination with Other Benefits	27

ARTICLE 15	Claims Procedures	27

15.1	Presentation of Claim	27
15.2	Notification of Decision	27
15.3	Review of a Denied Claim	28
15.4	Decision on Review	28
15.5	Legal Action	29

ARTICLE 16	Trust	29

16.1	Establishment of the Trust	29

4

16.2	Interrelationship of the Plan and the Trust	29
16.3	Distributions From the Trust	29

ARTICLE 17	Miscellaneous	29

17.1	Status of Plan	29
17.2	Unsecured General Creditor	29
17.3	Employer’s Liability	30
17.4	Nonassignability	30
17.5	Not a Contract of Employment	30
17.6	Furnishing Information	31
17.7	Terms	31
17.8	Captions	31
17.9	Governing Law	31
17.10	Notice	31
17.11	Successors	31
17.12	Spouse’s Interest	32
17.13	Validity	32
17.14	Incompetent	32
17.15	Domestic Relations Orders	32
17.16	Distribution in the Event of Income Inclusion Under Code Section 409A	32
17.17	Deduction Limitation on Benefit Payments	32
17.18	Distribution in the Event of Taxation.	33
17.19	Insurance	33
17.20	Legal Fees To Enforce Rights After Change in Control	33
17.21	Non-Competition and Non-Solicitation	34

5

JONES LANG LASALLE INCORPORATED

DEFERRED COMPENSATION PLAN

Effective January 1, 2004

(Amended and Restated as of January 1, 2007)

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Jones Lang LaSalle Incorporated, a Maryland corporation, and its subsidiaries, if any, that participate in the Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Committee may make available to Participants certain transition relief provided under Notices 2006-79 and 2007-86, as described more fully in Appendix A of this Plan.

This Plan shall apply to all amounts deferred hereunder on and after January 1, 2004.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean an entry on the records of the Employer equal to the sum of a Participant’s (a) Annual Account balance, (b) SOP Account balance, and (c) Restricted Stock Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

If a Participant is both an Employee and a Director and participates in the Plan in each capacity, then separate Account Balances (and separate Annual Accounts, SOP Accounts and Restricted Stock Accounts, if applicable) shall be established for such Participant as a device for the measurement and determination of the (a) amounts deferred under the Plan that are attributable to the Participant’s status as an Employee, and (b) amounts deferred under the Plan that are attributable to the Participant’s status as a Director.

1.2	“Annual Account” shall mean an entry on the records of the Employer equal to (a) the sum of a Participant’s Annual Deferral Amount, Company Contribution Amount and Company Restoration Matching Amount for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.4	“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Benefit Distribution Date. Shares of Stock that shall be distributable from the SOP Account and the Restricted Stock Account shall be distributable in shares of actual Stock in the same manner previously described. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.5	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts shall be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities designated in accordance with Article 10 that are entitled to receive benefits under this Plan upon the Participant’s death.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.8	“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits shall become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 through 9, as applicable.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Bonus” shall mean any cash compensation, in addition to Base Salary, Commissions and LTIP Amounts, earned by a Participant during a Plan Year under an Employer’s annual bonus and cash incentive plans.

1.11	“Change in Control” shall mean the occurrence of a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in paragraph (a)(ii) of this Section, the applicable event shall relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treasury Regulation Section 1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treasury Regulation Section 1.409A-3(i)(5)(ii)(A)(3).

(a)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)	The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation that, together with stock held by such person or group, constitutes 50% or more of the total voting power of the stock of such corporation, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)

The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treasury Regulation Section 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(b)	A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value more than 60% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii)(B).

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13	“Commissions” shall mean the cash commissions earned by a Participant during a Plan Year, as determined in accordance with Code Section 409A and related Treasury Regulations.

1.14	“Committee” shall mean the committee described in Article 13.

1.15	“Company” shall mean Jones Lang LaSalle Incorporated, a Maryland corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.

1.17	“Company Restoration Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.18	“Director” shall mean any member of the board of directors of any Employer.

1.19	“Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.20

“Disability” or “Disabled” shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.21	“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.22	“Employee” shall mean a person who is an employee of an Employer.

1.23	“Employer(s)” shall be defined as follows:

(a)	Except as otherwise provided in paragraph (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan.

(b)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)	All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise shall be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.24	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.25	“401(k) Plan” shall mean the Jones Lang LaSalle Incorporated Savings and Retirement Plan, originally adopted by the Company effective July 1, 1977, as it may be amended from time to time.

1.26	“LTIP Amounts” shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant under an Employer’s long-term incentive plan or any other long-term incentive arrangement designated by the Committee.

1.27	“Participant” shall mean any Employee or Director (a) who is selected by the Committee to participate in the Plan, (b) who elects to participate in the Plan, (c) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, and (d) whose Plan Agreement has not terminated. A Participant’s spouse or former spouse shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.28	“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(e).

1.29	“Plan” shall mean the Jones Lang LaSalle Incorporated Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.30	“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.

1.31	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32	“Restricted Stock” shall mean rights to receive unvested shares of restricted stock selected by the Committee in its sole discretion and awarded to a Participant under any Jones Lang LaSalle Incorporated stock incentive plan.

1.33

“Restricted Stock Account” shall mean the aggregate value, measured on any given date, of (a) the number of shares of Restricted Stock deferred by a Participant as a result of all Restricted Stock Amounts, plus (b) the number of additional shares credited to a Participant’s Restricted Stock Account as a result of the deemed reinvestment of dividends in accordance with this Plan, less (c) the number of shares of Restricted Stock previously distributed to the Participant or his or her Beneficiary pursuant to this Plan, subject in each case to any adjustments to the number of such shares determined by the Committee with respect to the Jones Lang LaSalle Stock Unit Fund pursuant to Section 3.9. This portion of the Participant’s Account Balance shall only be distributable in actual shares of Stock.

1.34	“Restricted Stock Amount” shall mean, with respect to a Participant for any one Plan Year, the amount of Restricted Stock deferred in accordance with Section 3.7, calculated using the closing price of Stock at the end of the business day closest to the date such Restricted Stock would otherwise vest, but for the election to defer. In the event of a Participant’s Retirement, Disability, death or a Separation from Service prior to the end of a Plan Year, such year’s Restricted Stock Amount shall be the actual amount withheld prior to such event.

1.35	“Retirement,” “Retire(s)” or “Retired” shall mean, with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of (a) age 55 with at least 10 Years of Service, or (b) age 55 and having any combination of age plus Years of Service equal to at least 65. “Retirement,” “Retire(s)” or “Retired” with respect to a Participant who is a Director shall mean Separation from Service on or after the attainment of age 70. If a Participant is both an Employee and a Director and participates in the Plan in each capacity, (a) the determination of whether the Participant qualifies for Retirement as an Employee shall be made when the Participant experiences a Separation from Service as an Employee and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as an Employee, and (b) the determination of whether the Participant qualifies for Retirement as a Director shall be made at the time the Participant experiences a Separation from Service as a Director and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as a Director.

1.36	“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)	For a Participant who provides services to an Employer as an Employee, except as otherwise provided in paragraph (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for an Employer after such date (whether as an Employee or as a Director) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or a Director) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave or other bona fide leave of absence exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)	For a Participant who provides services to an Employer as a Director, except as otherwise provided in paragraph (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)	If a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.37	“SOP Account” shall mean the aggregate value, measured on any given date, of (a) the number of shares of SOP Stock deferred by a Participant as a result of all SOP Amounts, plus (b) the number of additional shares credited to a Participant’s SOP Account as a result of the deemed reinvestment of dividends in accordance with this Plan, less (c) the number of shares of SOP Stock previously distributed to the Participant or his or her Beneficiary pursuant to this Plan, subject in each case to any adjustments to the number of such shares determined by the Committee with respect to the Jones Lang LaSalle Stock Unit Fund pursuant to Section 3.9. This portion of the Participant’s Account Balance shall only be distributable in actual shares of Stock.

1.38	“SOP Amount” shall mean, with respect to a Participant for any one Plan Year, the amount of SOP Stock deferred in accordance with Section 3.6 of this Plan, calculated using the closing price of Stock at the end of the business day closest to the date such SOP Stock would otherwise vest, but for the election to defer. In the event of a Participant’s Retirement, Disability, death or Separation from Service prior to the end of a Plan Year, such year’s SOP Amount shall be the actual amount withheld prior to such event.

1.39	“SOP Stock” shall mean rights to receive unvested shares of Stock selected by the Committee in its sole discretion and awarded to the Participant under the Jones Lang LaSalle Incorporated Amended and Restated Stock Award and Incentive Plan, as it may be amended from time to time.

1.40	“Stock” shall mean Jones Lang LaSalle Incorporated common stock, $.01 par value, or any other equity securities of the Company designated by the Committee.

1.41	“Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.42	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

1.43	“Years of Service” shall mean the total number of full years in which a Participant has been employed by (a) the Company, (b) any member of the Company’s controlled group under Code Section 414, and (c) any other entity designated by the Board of Directors. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant’s hiring date and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial years of employment shall be counted as a Year of Service.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)	As a condition to participation, each Director or selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)

Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee or Director completes all enrollment requirements.

(c)	If a Director or an Employee fails to meet all requirements established by the Committee within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE 3

Deferral Commitments/Company Contribution Amounts/

Company Restoration Matching Amounts/ Vesting/Crediting/Taxes

3.1	Minimum and Maximum Deferrals.

(a)	Annual Deferral, Restricted Stock and SOP Amounts. For each Plan Year, a Participant may elect to defer Base Salary, Bonus, Commissions, LTIP Amounts, Director Fees, Restricted Stock Amounts and/or SOP Stock Amounts in the following minimum and maximum amounts for each deferral elected.

Deferral	Minimum Amount or Percentage	Maximum Amount or Percentage
Base Salary	$5,000 aggregate	75%
Bonus	$5,000 aggregate	100%
Commissions	$5,000 aggregate	100%
LTIP Amounts	$5,000 aggregate	100%
Director Fees	$0	100%
SOP Stock	0%	100%
Restricted Stock	0%	100%

If an election is made for less than the stated minimum amounts, or if no election is made, the amounts deferred shall be zero.

Participants shall not be permitted to defer LTIP Amounts unless the Committee authorizes such deferrals, in its discretion.

(b)	Short Plan Year. Notwithstanding the foregoing, if an Employee or Director first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A and related Treasury Regulations, the minimum Annual Deferral Amount, Restricted Stock Amount and/or SOP Stock Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12. The maximum Annual Deferral Amount, Restricted Stock Amount and/or SOP Stock Amount shall be determined by applying the percentages set forth above to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

3.2	Timing of Deferral Elections; Effect of Election Form.

(a)

General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Base Salary, Bonus, Commissions, Director Fees, LTIP Amounts, Restricted Stock Amounts and/or SOP Stock Amounts, the Participant shall submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.2(c) below.

(b)	Timing of Deferral Elections for Newly Eligible Plan Participants. A Director or selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulation Section 1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus, Commissions, Director Fees, LTIP Amounts, Restricted Stock Amounts and/or SOP Stock Amounts attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Director or selected Employee becomes eligible to participate in the Plan.

(c)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than six months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)

Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.3	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, Commissions, LTIP Amounts and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions, LTIP Amounts and/or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant. Participants shall not be permitted to defer LTIP Amounts unless such deferrals are authorized by the Committee, in its discretion.

3.4	Company Contribution Amount.

(a)

For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)	For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.4(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

(c)	If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.29, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.5	Company Restoration Matching Amount. A Participant’s Company Restoration Matching Amount for any Plan Year shall be equal to (a) the “match” provided under the 401(k) Plan that the Employer would have credited to the Participant on the amount of Base Salary and Bonus deferred into this Plan for such Plan Year had such Base Salary and Bonus deferral been contributed to the 401(k) Plan, to the extent allowable under the limitations applicable to the 401(k) Plan, reduced by (b) the amount of the “match” the Employer makes to the Participant during such Plan Year under the 401(k) Plan. The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other Participant, and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. The Participant’s Company Restoration Matching Amount, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee. The amount (or the method or formula for determining the amount) of a Participant’s Company Restoration Matching Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.29, no later than the date on which such Company Restoration Matching Amount is credited to the applicable Annual Account of a Participant.

3.6	SOP Amount. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under this Plan, SOP Stock, which amount shall be for that Participant the SOP Amount for that Plan Year. The portion of any SOP Stock deferred shall, at the time the SOP Stock would otherwise vest under the terms of the Jones Lang LaSalle Incorporated Amended and Restated Stock Award and Incentive Plan, but for the election to defer, be reflected on the books of the Employer as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future. The Employer shall, however, transfer Stock in the amount of the SOP Amount for that Plan Year to the grantor trust as described in Section 17.2.

3.7	Restricted Stock Amount. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, Restricted Stock, which amount shall be for that Participant the Restricted Stock Amount for that Plan Year. The portion of any Restricted Stock deferred shall, at the time the Restricted Stock would otherwise vest under the terms of the Jones Lang LaSalle Incorporated stock incentive plan, but for the election to defer, be reflected on the books of the Employer as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future. The Employer shall, however, transfer Stock in the amount of the Restricted Stock Amount for that Plan Year to the grantor trust as described in Section 17.2.

3.8	Vesting.

(a)	A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, Restricted Stock Amounts and SOP Stock Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.9.

(b)	A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.9, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.9, in accordance with the schedule declared by the Committee in its sole discretion.

(c)	A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Restoration Matching Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.9, only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan, as determined by the Committee in its sole discretion.

(d)	Notwithstanding anything to the contrary contained in this Section 3.8, in the event of a Change in Control, or upon a Participant’s Retirement, Disability or death prior to Separation from Service, any amounts that are not vested in accordance with Sections 3.8(b) or 3.8(c) above, shall immediately become 100% vested.

(e)

Notwithstanding subsection 3.8(d) above, the vesting schedules described in Sections 3.8(b) or 3.8(c) above shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event of such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G. In such case, the Committee shall provide to the Participant within 90 days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Employer.

(f)	Section 3.8(e) shall not prevent the acceleration of the vesting schedules described in Sections 3.8(b) and 3.8(c) if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code Section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer. Notwithstanding the foregoing, in the event an employment agreement or other agreement entered into between the Participant and the Employer does not specify the time and form of payment of the gross-up payment, such gross-up payment shall be paid in a lump sum by the end of the taxable year following the taxable year in which the Participant remits the related taxes.

3.9	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Measurement Funds. Subject to the restrictions found in Section 3.9(c) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(b)

Election of Measurement Funds. Subject to the restrictions found in Section 3.9(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. Subject to the restrictions found in Section 3.9(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.9(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)	Jones Lang LaSalle Corporation Stock Unit Fund.

(i)	A Participant’s SOP Account and Restricted Stock Account shall be automatically and irrevocably allocated to the Jones Lang LaSalle Corporation Stock Unit Fund Measurement Fund. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to their SOP Account or Restricted Stock Account. Furthermore, no other portion of the Participant’s Account Balance can be either initially allocated or re-allocated to the Jones Lang LaSalle Corporation Stock Unit Fund. Amounts allocated to the Jones Lang LaSalle Corporation Stock Unit Fund shall only be distributable in actual shares of Stock.

(ii)	Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance shall be credited to the Participant’s Account Balance in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the Jones Lang LaSalle Corporation Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the “fair market value” of the Stock on the payment date for such dividend.

(iii)

The number of shares of Stock credited to the Participant’s Account Balance may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the Jones Lang LaSalle Corporation Stock Unit Fund in the event of any reorganization, reclassification, stock split or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section 3.9.

(iv)	For purposes of this Section 3.9(c), the fair market value of the Stock shall be determined by the Committee in its sole discretion.

(d)	Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form, in increments of 1%, the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(e)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) shall be determined by the Committee, in its sole discretion, on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.

3.10	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that are not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)	Company Restoration Matching Amounts and Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Restoration Matching Amounts and/or Company Contribution Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that are not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Restoration Matching Amount or Company Contribution Amount, as applicable, in order to comply with this Section 3.10.

(c)	SOP Amounts and Restricted Stock Amounts. For each Plan Year in which a SOP Amount or Restricted Stock Amount is being first withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, LTIP Amounts, SOP Amounts and/or Restricted Stock Amounts that are not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such SOP Amount or Restricted Stock Amount. If necessary, the Committee may reduce the SOP Amount or the Restricted Stock Amount in order to comply with this Section 3.10.

(d)	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust. If necessary, the Committee may reduce the SOP Amount or the Restricted Stock Amount in order to comply with this Section 3.10.

ARTICLE 4

Scheduled Distribution; Unforeseeable Emergencies

4.1	Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount (excluding Restricted Stock Amounts and SOP Stock Amounts), a Participant may elect to receive all or a portion of the (a) Annual Deferral Amount, (b) Company Contribution Amount, and (c) Company Restoration Matching Amount, plus amounts credited or debited on that amount pursuant to Section 3.9, in the form of a lump sum payment, calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section (a “Scheduled Distribution”). The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than three Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a 60-day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2008, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2012, and the Scheduled Distribution would be paid out during the 60-day period commencing immediately after such Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall, in its sole discretion, adjust the amount distributable as a Scheduled Distribution if any portion of the Company Contribution Amount or Company Restoration Matching Amount is unvested on the date of the Scheduled Distribution.

4.2	Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60-day period commencing immediately after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant shall submit an Election Form to the Committee in accordance with the following criteria:

(a)	The election of the new Benefit Distribution Date shall have no effect until at least 12 months after the date on which the election is made;

(b)	The new Benefit Distribution Date selected by the Participant for such Scheduled Distribution shall be the first day of a Plan Year that is no sooner than five years after the previously designated Benefit Distribution Date; and

(c)	The election shall be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.3	Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles 5 through 9, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article 4.

4.4	Unforeseeable Emergencies.

(a)

If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles 5 through 9, as applicable, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, excluding the portion of the Account Balance attributable to the SOP Account or Restricted Stock Account, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for a payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date. In addition, in the event of such approval, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(b)	A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

ARTICLE 5

Change in Control Benefit

5.1	Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Retirement, Separation from Service, Disability or death (the “Change in Control Benefit”). The Benefit Distribution Date for the Change in Control Benefit, if any, shall be the date on which the Change in Control occurs.

If a Participant elects not to receive a Change in Control Benefit, or fails to make an election in connection with his or her commencement of participation in the Plan, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of the Plan.

5.2	Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 6

Retirement Benefit

6.1	Retirement Benefit. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 6.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be the first day after the end of the six-month period immediately following the date on which the Participant experiences such Separation from Service; provided, however, if a Participant changes the form of distribution for one or more Annual Accounts in accordance with Section 6.2(b), the Benefit Distribution Date for the Annual Account(s) subject to such change shall be determined in accordance with Section 6.2(b).

6.2	Payment of Retirement Benefit.

(a)	In connection with a Participant’s election to defer an Annual Deferral Amount, including Restricted Stock Amounts and SOP Stock Amounts, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method up to 15 years. If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)	A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)	The new Benefit Distribution Date for such Annual Account shall be five years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and

(iii)	The election shall be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.

For purposes of applying the provisions of this Section 6.2(b), a Participant’s election to change the form of payment for an Annual Account shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 6.2(b), the Election Form most recently accepted by the Committee that has become effective for an Annual Account shall govern the form of payout of such Annual Account.

(c)	The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

ARTICLE 7

Termination Benefit

7.1	Termination Benefit. If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the first day after the end of the six-month period immediately following the date on which the Participant experiences such Separation from Service.

7.2	Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 8

Disability Benefit

8.1	Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 4 through 7, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

8.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 9

Death Benefit

9.1	Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

9.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 10

Beneficiary Designation

10.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11

Leave of Absence

11.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount and any previously elected deferrals of SOP Stock and Restricted Stock shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

11.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan and any previously elected deferrals of SOP Stock and Restricted Stock shall continue to be withheld during such unpaid leave of absence in accordance with Section 3.2. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount, SOP Amount or Restricted Stock Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE 12

Termination of Plan, Amendment or Modification

12.1

Termination of Plan. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue sponsorship of the Plan and/or terminate the Plan with respect to all of its Participants by action of the Board. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination, the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.9. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulation Section 1.409A- 3(j)(4)(ix), the Employer may provide that upon termination of the

Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation Section 1.409A-3(j)(4)(ix).

12.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by action of the Board. Notwithstanding the foregoing, (a) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (b) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective.

12.3	Plan Agreement. Despite the provisions of Sections 12.1 or 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4	Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 13

Administration

13.1	Committee Duties. Except as otherwise provided in this Article 13, this Plan shall be administered by a Committee, which shall consist of the Compensation Committee of the Board, or such committee as the Compensation Committee shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or an Employer.

13.2

Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Within 120 days following a Change in Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”), and approved by the Trustee. The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (a) the date on which such independent third party is selected and approved, or (b) the expiration of the 120-day period following the Change in Control. If an independent third party is not selected within 120 days of such Change in Control, the Committee, as described in Section 13.1 above, shall be the Administrator. The Administrator shall have all of the powers of the Committee, including the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations, as well as the power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Employer shall: (i) pay all reasonable administrative expenses and fees of the Administrator, (ii) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents, and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Employer.

13.3	Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

13.4	Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Retirement, Separation from Service, Disability or death of its Participants and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14

Other Benefits and Agreements

14.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15

Claims Procedures

15.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim shall be made within 60 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant.

15.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice shall set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3	Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

15.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16

Trust

16.1	Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

16.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17

Miscellaneous

17.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations.

17.2

Unsecured General Creditor. The Company shall establish the Trust, which shall be a grantor trust, and to which the Company may, in its discretion, make contributions as a means to finance liabilities that accrue under the Plan. Except as provided below in the case of a Change in Control, the Company shall not be required to make contributions to the Trust. As soon as practicable after a Change in Control, the Company shall determine the amount that would be needed to pay Participants and their Beneficiaries the benefits which they have accrued pursuant to the terms of a Plan as of the date of the Change in Control. This amount is referred to herein as the “Trust Funding Requirement.” In the event that the fair market value of the Trust assets is less than the Trust Funding Requirement on such date, the Company shall make an additional contribution to the Trust in an amount sufficient to bring the fair market value of the assets in the Trust up to at least 100% of the Trust Funding Requirement. The Company shall establish the Trust Funding Requirement on a monthly basis thereafter and make additional contributions as necessary to bring the value of the assets in the Trust Fund up to the Trust Funding Requirement as of the valuation date. Contributions under this Section 17.2, if any, shall be made as soon as reasonably practicable after the Trust Funding Requirement is established for a valuation date. When computing the Trust Funding Requirement, the Company may exclude the benefits attributable to any Participant if contributions to the Trust on behalf of the Participant could cause the Participant to incur income tax liability on account of the contribution.

Notwithstanding the foregoing, Participants and their Beneficiaries, heirs, successors and assigns shall remain unsecured general creditors and shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6	Furnishing Information. A Participant or his or her Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

17.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to both the Chief Human Resources Officer and the Global General Counsel at the address below:

Jones Lang LaSalle Incorporated
Attn: Chief Human Resources Officer and Global General Counsel
200 East Randolph Drive
Chicago, IL 60601

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15	Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

17.16	Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (b) the unpaid vested Account Balance.

17.17

Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.9. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a

Participant’s Separation from Service, the delayed payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

17.18	Distribution in the Event of Taxation.

(a)	In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Company shall distribute to the Participant immediately available funds in a lump sum amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)	Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

17.19	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.20

Legal Fees To Enforce Rights After Change in Control The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

17.21	Non-Competition and Non-Solicitation. Notwithstanding any provision of the Plan to the contrary, the Employer may, in its sole discretion, impose on a Participant any additional conditions regarding non-competition and non-solicitation of clients and employees in order for the Participant to receive benefits under the Plan.

*    *    *

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 6, 2007.

JONES LANG LASALLE INCORPORATED

By:	/s/ Nazneen Razi
Nazneen Razi
Chief Human Resources Officer

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE

AVAILABLE IN ACCORDANCE WITH NOTICES 2006-79 AND 2007-86

The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.

Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election under Articles 4, 5 and 6 of the Plan, the Committee may, to the extent permitted by Notices 2006-79 and 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. With respect to an election to change the time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the election shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. With respect to an election to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008, the election shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.